Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "FXCM INC.", CHANGING ITS NAME FROM "FXCM INC." TO "GLOBAL BROKERAGE, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF FEBRUARY, A.D. 2017, AT 9:59 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4858640 8100
SR# 20171217080

Authentication: 202096654
Date: 02-24-17

Certificate of Amendment
of the
Restated Certificate of Incorporation
Of FXCM Inc.

FXCM Inc. (the **"Corporation"**), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: The name of the Corporation is FXCM Inc. The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 10, 2010.

SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendment ("Certificate of Amendment") to the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendment to be advisable.

THIRD: This Certificate of Amendment amends the provisions of the Corporation's Restated Certificate of Incorporation filed with the Secretary of State on December 1, 2010.

FOURTH: The Preamble of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

> "The present name of the corporation is Global Brokerage, Inc. (the "Corporation"). The Corporation was incorporated under the name "FXCM Inc." by the filing of its original certificate of incorporation (the "Original Certificate of Incorporation") with the Secretary of State of the State of Delaware on August 10, 2010. This Amended and Restated Certificate of Incorporation of the Corporation, which amends, restates and integrates the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of the stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Original Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:"

FIFTH: Article I, Section 1.1 of the Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

> "Section 1.1. Name. The name of the Corporation is Global Brokerage, Inc. (the "Corporation")."

SIXTH: This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

SEVENTH: All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Robert Lande, its chief Financial Officer, this 24th day of February, 2017.

By:/s/Robert Lande

Name: Robert Lande

Title: Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:59 AM 02/24/2017
FILED 09:59 AM 02/24/2017
SR 20171217080 - File Number 4858640